Exhibit 10.1

2800 Wells Branch Parkway

Austin, Texas  78728

October 30, 2017

Mr. Jon C. Biro

15 Warrenton Drive

Houston, Texas  77024

Dear Jon:

We are very pleased to offer you the position of Executive Vice President & Chief Financial Officer, with an effective date on or about November 10, 2017.  You will report to the Chief Executive Officer of Harte Hanks.

Compensation

Salary and Bonus

Upon your commencement of employment, you will be paid a salary at the rate of $13,461.54 per biweekly pay period (which equates to $350,000 annually).   You will be considered for pay increases consistent with the consideration given other executive officers.   You will participate in Harte Hanks’ 2018 Annual Incentive Plan, the cash annual incentive plan approved by the Board of Directors and/or Compensation Committee for executive officers with corporate objectives.  Your target incentive under the 2018 Annual Incentive Plan will be 60% of your base salary, and will be paid in the first quarter of 2019 to the extent earned in accordance with its terms.

Equity

You will be granted $600,000 in Harte Hanks equity awards, as follows:

(i) $240,000 worth of restricted stock units (with the number of units calculated by dividing such amount by the Company’s share price on the grant date), which units shall vest in three equal annual installments;

(ii) $180,000 worth of non-qualified options to purchase common stock (with the number of shares  calculated by dividing such amount by the value of such an option for the Company’s shares on the grant date using the Black-Scholes method), such options to have an exercise price equal to the grant date fair market value and to vest in four equal annual installments; and

(iii) $180,000 worth of performance stock units (with the number of  units calculated by dividing such amount by the Company’s share price on the grant date), which units will vest in 2020 based on the performance measures established by the Compensation Committee for other executive officers in 2017.

The foregoing awards will each be subject to the standard terms and conditions of such awards under the Harte Hanks 2013 Omnibus Incentive Plan (or, at the Company’s election, similar terms but granted as “inducement awards” pursuant to New York Stock Exchange rules).  The foregoing awards will be granted on the third business day of your employment.  As with other senior executives, you will be considered for equity awards in future years consistent with the company’s regular annual equity award/review process.

Executive Officer Benefits / Perquisites

You will receive the standard perquisites for an officer at the Executive Vice President level, as approved by the Board of Directors and/or Compensation Committee from time to time:

•                Executive Severance Policy:  you will be a designated participant in Harte Hanks’ current Executive Severance Policy;

•                Change-in-Control Severance Agreement:  you will be offered Harte Hanks’ current standard change-in-control severance agreement for corporate officers;

•              Salary Continuation:  subject to submitting to customary health disclosures/exams for the sole purpose of obtaining insurance, payments of $700,000 (in ten equal annual installments) to your beneficiary upon your death while employed;

•                Bonus Restricted Stock Election:  option to elect to receive up to 30% of a year’s annual incentive payment in the form of restricted stock vesting in one year at a rate of 125%; and

•                Indemnification:  you will be offered Harte Hanks’ standard indemnification agreement for corporate officers.

Please note that Harte Hanks does not reimburse executive officers for mileage for use of personal vehicles; however, given the location of your home and our Texas offices, we will agree to reimburse you for mileage in the event that doing so is more cost effective than renting a vehicle when traveling to offices or business engagements elsewhere in Texas.

General Benefits

Harte Hanks offers a comprehensive benefits package.  You will be eligible to participate in the following plans on the 1st of the month following 60 days of employment.

•                  Medical and dental plans which are paid for jointly by the Company and the Employee;

•                  Company paid life insurance and AD&D insurance plans; and

•                  Flexible spending account plans (healthcare and dependent care) and vision plan.

You will also be eligible to participate in additional valuable benefit plans after applicable waiting periods including 401(k) (includes significant company match effective the 1st of the month following 90 days of employment), salary continuation, long-term disability, educational assistance, 20 days of annual paid time off, paid holidays and several other benefit plans.  These benefits will be explained to you in more detail after you join the Company.  Benefits are subject to change at any time.  Should this occur, you will be notified.  You may contact HR Support at 877-691-2147 for additional important enrollment and eligibility information.

Executive Officer Responsibilities

As a corporate Executive Vice President and Chief Financial Officer, you will be an “executive officer” and a “named executive officer” as defined by U.S. securities laws, and as such will be required to promptly and publicly report to the U.S. Securities and Exchange Commission all transactions in Harte Hanks stock.  Harte Hanks will be required to promptly and publicly disclose all compensatory arrangements it makes with you.  You will be subject to Harte Hanks’ Business Conduct Policy (including restrictions on transacting in Harte Hanks’ stock) and Officer Stock Ownership Guidelines.  You will be required to sign Harte Hanks’ standard employment restrictions agreement for corporate officers, which contains both non-competition and non-solicitation provisions, among other limitations.

Other

Please note that this offer is contingent upon (i) approval of Harte Hanks’ Board of Directors and (ii) satisfactory completion of reference checks.  Additionally, you will need to provide the required documents authorizing you to work for Harte Hanks in the United States.  This offer and your response are not meant to constitute a contract of employment for a stated term.  Your employment will be strictly “at will”.  This means that if you accept this offer, you will retain the right to discontinue your employment at any time and that the Company will retain the same right.  This offer is valid for ten business days from receipt of this letter.

Please return the foregoing signed documents along with one copy of your signed offer letter prior to your start date.  As a condition of your acceptance of this offer of employment, you are assuring us that your employment with Harte Hanks would not violate any non-competition, confidentiality or other obligations you may have with any current or former employer.  You are also confirming that you have advised your current employer that you will be working for Harte Hanks, described the scope of your duties for Harte Hanks to them, and they agree that your employment with Harte Hanks would not violate any agreements or obligations you may have with them. You are also certifying that you have provided us with copies of any non-competition, confidentiality or other agreements that you signed with any current or former employer.

Harte Hanks reserves the right to contact your former employer if it has any concerns regarding any non-competitive, confidentiality or other obligations that you may have.  Harte Hanks also reserves the right to terminate your employment if Harte Hanks determines, in its sole discretion, that your employment with us may violate any continuing obligations to a former employer and/or if Harte Hanks determines, in its sole discretion, that it does not wish to become involved in legal proceedings concerning you and a former employer.

Jon, on behalf of all of us at Harte Hanks, I would like to express my pleasure in presenting you with this offer to join me on the Harte Hanks team as we build a great company in the years ahead.

Yours sincerely,

/s/ Andrew P. Harrison

Andrew P. Harrison
SVP & Chief Human Resources Officer

Accepted By:	/s/ Jon C. Biro
Jon C. Biro

Enclosures:       Form of Employment Restrictions Agreement

Form of Severance Agreement

Form of Indemnification Agreement

Form of Non-Qualified Stock Option Agreement

Form of Restricted Stock Unit Award Agreement

Form of Performance Unit Agreement